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EXHIBIT 10.1(19)

EXECUTION

FOURTH AMENDMENT AGREEMENT

        This Fourth Amendment Agreement dated as of December 11, 2001 ("Amendment") is entered into with reference to (a) the Second Amended and Restated Loan Agreement dated as of April 10, 2000 (the "Second Amended and Restated Loan Agreement") and (b) the 364-Day Loan Agreement dated as of April 6, 2001 (the "364-Day Loan Agreement" and, together with the Second Amended and Restated Loan Agreement, the "Loan Agreements"), in each case among MGM MIRAGE, a Delaware corporation (formerly known as MGM Grand, Inc. and referred to herein as "Borrower"), MGM Grand Atlantic City, Inc., a New Jersey corporation ("Atlantic City"), MGM Grand Detroit, LLC, a Delaware limited liability company ("Detroit"), as Co-Borrowers, the Banks named therein, and Bank of America, N.A., as Administrative Agent. The Second Amended and Restated Loan Agreement has previously been amended by Amendment Agreements dated as of September 6, 2000, December 21, 2000 and April 6, 2001; the 364-Day Loan Agreement has not previously been amended. Borrower, Atlantic City, Detroit and the Administrative Agent, acting on behalf of the Requisite Banks under each of the Loan Agreements, hereby agree to amend each of the Loan Agreements as follows:

        1.    Definitions.    Capitalized terms used herein but not defined are used with the meanings set forth for those terms in the Loan Agreements.

        2.    Restricted Subsidiaries\Midwest Gaming Subsidiaries.    Section 1.1 of each of the Loan Agreements is hereby amended by adding thereto a new definition of "Midwest Gaming Subsidiaries" and by amending the definition of "Restricted Subsidiary" to read in full as follows (with the added text shown as double underscored bold for the convenience of the reader):

          "Midwest Gaming Subsidiaries" means one or more Subsidiaries of Borrower collectively formed or acquired for the purpose of design, development, construction, ownership and operation of a single gaming resort or gaming complex (in each case which may include related hotel, entertainment, and restaurant operations) in the Midwest United States, and pure holding companies for such Subsidiaries, in each case which, following their designation by Borrower as Unrestricted Subsidiaries, engage in no other substantial operations and own no other substantial asset.

          "Restricted Subsidiary" means each Subsidiary of Borrower other than (a) the Australia Companies, Detroit Temporary, Monorail, Subsidiaries formed under the Laws of foreign nations whose only tangible assets are located in foreign nations, and pure holding companies for such foreign Subsidiaries (including without limitation MGM Grand South Africa, Inc., a Nevada corporation) owning as their sole asset the stock or other securities and obligations thereof, and (b) each Midwest Gaming Subsidiary which is designated in writing by Borrower to the Administrative Agent as an Unrestricted Subsidiary substantially contemporaneously with its formation or acquisition, provided that no such designation may be made when any Default or Event of Default exists. As of the Closing Date, Victoria Partners, a Nevada general partnership, is 50% owned by Borrower, and is therefore not a Subsidiary of Borrower. It is also understood that Marina District Development Holding Co., LLC, a New Jersey limited liability company, the 100% owner of Marina District Development Company, LLC, a New Jersey limited liability company doing business as "The Borgata," is also only 50% owned by Borrower and therefore is not a Subsidiary of Borrower."

        3.    Leverage Kicker.    Section 1.1 of each of the Loan Agreements is further amended by amending the definitions of "Base Rate Margin" and "Eurodollar Margin" to add the following text thereto:

  " provided that, during each Pricing Period which begins following December 31, 2001 and which begins immediately following the last day of a Fiscal Quarter upon which the Leverage Ratio exceeds 6.25:1.00, the interest rate margins set forth above shall be increased by 10.0 basis points above the interest rate margins otherwise applicable during such Pricing Period."

        4.    Technical Amendment to Funded Debt Definition.    Section 1.1 of each of the Loan Agreements is further amended so that the definition of "Funded Debt" reads in full as follows (with the deleted text shown as stricken and the added text shown as double underscored bold for the convenience of the reader):

  " Funded Debt" means, as of any date of determination, the sum (without duplication) of (a) all principal Indebtedness of Borrower and its Restricted Subsidiaries for borrowed money ( including debt securities issued by Borrower or any of its Restricted Subsidiaries) on that date ( other than any such Indebtedness to the extent it has been legally or contractually defeased or is the subject of a deposit in Cash or Cash Equivalents for the purpose of defeasing the same in accordance with its terms), plus (b) the aggregate amount of all Capital Lease Obligations of Borrower and its Restricted Subsidiaries on that date, plus (c) obligations in respect of letters of credit or other similar instruments which support Indebtedness of the type described in clause (a) (except as limited by the definition of Indebtedness), to the extent of the amount drawable under such letters of credit or similar instruments, provided that no Guaranty Obligation by Borrower or its Restricted Subsidiaries of the Indebtedness of another Person shall be deemed to be Funded Debt except to the extent that Generally Accepted Accounting Principles require that Guaranty Obligation to be set forth on a combined balance sheet of Borrower and its Restricted Subsidiaries (and not merely as a footnote) as the exposure of Borrower and its Restricted Subsidiaries with respect thereto.

        5.    Amendment to Section 6.8—Leverage Ratio.    Section 6.8 of each of the Loan Agreements is hereby amended to read in full as follows:

          "6.8 Leverage Ratio.    Permit the Leverage Ratio, as of any Fiscal Quarter described below to be greater than the ratio set forth below opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
December 31, 2001	5.75:1.00
March 31, 2002	6.25:1.00
June 30, 2002 and September 30, 2002	6:50:1.00
December 31, 2002	5.75:1.00
March 31, 2003	5.50:1.00
June 30, 2003	5.00:1.00
September 30, 2003 and December 31, 2003	4.75:1.00
March 31, 2004 and thereafter	4.50:1.00	."

        6.    Amendment to Section 6.9—Interest Charge Coverage Ratio.    Section 6.9 of each of the Loan Agreements is hereby amended to read in full as follows:

          " 6.9 Interest Charge Coverage Ratio.    Permit the Interest Charge Coverage Ratio as of the last day of any Fiscal Quarter described below, to be less than the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Minimum Ratio
December 31, 2001	2.35:1.00
March 31, 2002	2.25:1.00
June 30, 2002	2.15:1.00
September 30, 2002	2.25:1.00
December 31, 2002 through December 31, 2003	2.50:1.00
March 31, 2004 and thereafter	3.00:1.00	."

        7.    New Section 6.10—Certain Covenants Contingent Upon the Leverage Ratio.    Each of the Loan Agreements is hereby amended to add a new Section 6.10 thereto, to read in full as follows:

          " 6.10 Certain Covenants Contingent Upon Leverage Ratio.    During each Restricted Period, Borrower shall not, and shall not permit its Restricted Subsidiaries to:

            (a)  Make or declare any Distribution consisting of a dividend in Cash or Cash Equivalents to Borrower's shareholders;

            (b)  Make or commit to make any Restricted Expenditure which:

                (i)  to the extent that the Trigger Date occurs prior to December 31, 2002, and when aggregated with all other Restricted Expenditures made or committed to be made during the period between the Trigger Date and December 31, 2002, would exceed the sum of (x) $550,000,000 plus (y) the net cash proceeds to Borrower (after transactional expenses) from the issuance of equity securities during the period between December 1, 2001 and the date of the Restricted Expenditure; or

              (ii)  in any event, when aggregated with all other Restricted Expenditures made or committed to be made during such period, would exceed, during the four consecutive Fiscal Quarter period commencing immediately following the Trigger Date, the sum of:

                (x)  $650,000,000; plus

                (y)  the net cash proceeds to Borrower (after transactional expenses) from the issuance of equity securities during the period between December 1, 2001 and the last day of such period, provided that to the extent that the addition of any such net cash proceeds is required to assure compliance by Borrower with this covenant, such net cash proceeds may be added only during the first Fiscal Quarter when required and the three immediately succeeding Fiscal Quarters;

            (c)  Repurchase, redeem, retire, prepay or acquire, in each case prior to the date when due, any Subordinated Obligations, provided that Borrower may refinance any Subordinated Obligations to the extent consummated using the proceeds of other concurrently issued Subordinated Obligations; or

            (d)  Enter into any Guaranty Obligation with respect to Indebtedness which results in the aggregate principal amount of the potential liability of Borrower and its Restricted

    Subsidiaries under such Guaranty Obligations entered into during that Restricted Period being in excess of $100,000,000, other than Guaranty Obligations in respect of new Indebtedness in an amount which is not greater than existing Indebtedness directly refinanced thereby, and then only to the extent that the refinanced Indebtedness has the benefit of similar Guaranty Obligations."

  As used in the foregoing covenants, the following terms have the meanings set forth after each:

          "Acquisition Cost Ratio" means, in respect of each Acquisition made or committed to be made by Borrower or any of its Restricted Subsidiaries during a Restricted Period, the ratio of (a) the aggregate consideration payable in respect of such Acquisition (other than Common Stock) including consideration consisting of any assumption of Indebtedness, to (b) Target EBITDA for that Acquisition.

          "Common Stock" means Borrower's common stock having ordinary voting power.

          "Excess Acquisition Cost" means, in respect of each Acquisition made or committed to be made by Borrower or its Restricted Subsidiaries during a Restricted Period, that portion of the consideration for such Acquisition which is not Common Stock (including consideration consisting of any assumption of Indebtedness) which results in the Acquisition Cost Ratio for that Acquisition being in excess of the ratio set forth below opposite the Fiscal Quarter during which such Acquisition is consummated:

Fiscal Quarters Ending	Maximum Ratio
December 31, 2001	5.25:1.00
March 31, 2002 through December 31, 2002	5.00:1.00
March 31, 2003	4.75:1.00	.

          "Restricted Expenditures" means each of the following, to the extent declared, made or committed to be made by Borrower or any of its Restricted Subsidiaries during any Restricted Period:

            (a)  Capital Expenditures (including any Maintenance Capital Expenditure, but excluding that portion of any Capital Expenditure which is properly treated as capitalized interest under Generally Accepted Accounting Principles);

            (b)  Distributions other than those consisting of a dividend in Cash or Cash Equivalents to Borrower's shareholders;

            (c)  Investments in any Person which is not a wholly-owned Subsidiary of Borrower; and

            (d)  Acquisitions, to the extent of any Excess Acquisition Cost.

          "Restricted Period" means the period beginning on (a) the day immediately following any Trigger Date and ending on (b) the last day of the first subsequent Fiscal Quarter upon which the Leverage Ratio is equal to or less than 5.50:1.00.

          "Target EBITDA" means, in respect of each Person or assets which are the subject of any Acquisition, the lesser of:

            (a)  the EBITDA of the Person acquired (or associated with the assets so acquired) for the most recent twelve month period for which relevant financial statements are available on the date of the consummation of such Acquisition; and

            (b)  the projected EBITDA of such Person (or associated with the assets so acquired) for the twelve month period following the consummation of such Acquisition, after giving pro forma effect to any savings which are reasonably projected by Borrower to be realized in connection with its operation of the Person or assets by reason of the elimination of duplicative personnel, purchasing efficiencies and other operational savings;

  in each case as certified to the Administrative Agent by Borrower in a writing delivered to the Administrative Agent.

          "Trigger Date" means the last day of each and any Fiscal Quarter occurring on or after December 31, 2001, upon which the Leverage Ratio exceeds 5.50:1.00.

        8.    Conditions Precedent.    The effectiveness of this Amendment shall be conditioned upon the receipt by the Administrative Agent of each of the following:

            (a)  written consents to the execution, delivery and performance hereof from the Requisite Banks under each of the Loan Agreements referred to above; and

            (b)  payment to the Administrative Agent of (i) a fee of 10 basis points times the amount of the Commitment under the Second Amended and Restated Loan Agreement for the account of those Banks party to the Second Amended and Restated Loan Agreement, (ii) a fee of 5 basis points times the amount of the Commitment under the 364-Day Loan Agreement for the account of those Banks party to the 364-Day Loan Agreement, in each case for the account of each Bank which has signed a consent hereto prior to 5:00 p.m. (California local time) on November 28, 2001, and (iii) an arrangement fee for the sole account of the Lead Arranger in an amount set forth in a letter agreement between Borrower and the Lead Arranger.

        9.    Representation and Warranty.    Borrower and each of the Co-Borrowers represents and warrants to the Administrative Agent and the Banks that no Default or Event of Default has occurred and remains continuing, and that each of the representations and warranties of Borrower set forth in the Loan Agreements is true and correct as of the date hereof (other than those which relate by their terms solely to another date).

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        10.  Confirmation.    In all other respects, the terms of each Loan Agreement and the other Loan Documents are hereby confirmed.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MGM MIRAGE MGM GRAND ATLANTIC CITY, INC. and MGM GRAND DETROIT, LLC
By:	MGM Grand Detroit, Inc., managing member
By:	/s/ JAMES J. MURREN James J. Murren Treasurer of each of the foregoing
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ GINA MEADOR Gina Meador Vice President

CONSENT OF BANK

        This Consent of Bank is delivered with reference to the Second Amended and Restated Loan Agreement dated as of April 6, 2000 (the "Second Amended and Restated Loan Agreement") and the 364-Day Loan Agreement dated as of April 10, 2001 (the "364-Day Loan Agreement" and, together with the Second Amended and Restated Loan Agreement, the "Loan Agreements"), in each case among MGM MIRAGE, a Delaware corporation (formerly known as MGM Grand, Inc.), MGM Grand Atlantic City, Inc., a New Jersey corporation, and MGM Grand Detroit, LLC, a Delaware limited liability company, as Co-Borrowers, the Banks named therein, and Bank of America, N.A., as Administrative Agent. The Second Amended and Restated Loan Agreement has previously been amended by Amendment Agreements dated as of September 6, 2000, December 21, 2000 and April 6, 2001; the 364-Day Loan Agreement has not previously been amended.

        The undersigned Bank hereby consents to the execution, delivery and performance of the proposed Fourth Amendment Agreement in respect of each of the Loan Agreements to which it is a party by the Administrative Agent on behalf of the Banks, substantially in the form presented to the undersigned as drafts.

[Typed/Printed Name of Bank]

By:

Title:

Date:

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  EXHIBIT 10.1(19)
FOURTH AMENDMENT AGREEMENT
CONSENT OF BANK